UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.                     )
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WSB Financial Group, Inc.

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April 30, 2008

Dear Fellow Shareholder:

You are cordially invited to attend your Company’s annual meeting on Wednesday, May 28, 2008. The meeting will begin promptly at 10:00 a.m. local time at 5155 McCormick Woods Drive SW, Port Orchard, Washington 98367. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of Annual Meeting of Shareholders followed by presentations and a report on your Company’s 2007 performance.

Your Board of Directors recommends that you vote “FOR” the election of the nominees for director and the ratification of the Company’s independent accountants.

Instructions on how to vote can be found on the back of your proxy card.

Your vote is important. Please review the enclosed proxy materials carefully and send in your vote today, whether or not you plan to attend the meeting. I look forward to seeing you.

Sincerely,

Donald F. Cox Jr.
Chairman of the Board of Directors

Important Notice Regarding FDIC Order. As previously reported, the Company and its subsidiary, Westsound Bank, entered into a regulatory order with the Federal Deposit Insurance Corporation on March 10, 2008, which primarily addresses deficiencies in the Bank’s lending policies and procedures and requires the Bank to take corrective measures. Copies of the FDIC order and the Company’s report on Form 8-K describing the order are available on the Internet website of the U.S. Securities and Exchange Commission. To obtain these documents go to www.sec.gov; under Filings & Forms (EDGAR) click on “Search for Company Filings”; then click on “Companies & Other Filers”; then type “WSB Financial” in the top line and click on the “Find Companies” button; go to the Form 8-K filed on March 12, 2008 and click.

607 Pacific Avenue
Bremerton, Washington 98337

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 28, 2008

To the Shareholders of WSB Financial Group, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of WSB Financial Group, Inc., a Washington corporation (“WSB Financial Group” or the “Company”), will be held at 5155 McCormick Woods Drive SW, Port Orchard, Washington 98367, on Wednesday, May 28, 2008 at 10:00 a.m. local time for the following purposes:

1. To elect three directors.

2. To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We encourage you to sign up for electronic delivery of future proxy materials in order to conserve natural resources and to help us reduce printing costs and postage fees. For more information, please see “Other Information — Electronic Delivery of Future Proxy Materials.”

The Board of Directors has fixed the close of business on April 16, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Donald F. Cox Jr.
Chairman of the Board of Directors

Bremerton, Washington
April 30, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 14, 2008. This proxy statement, and WSB Financial Group’s annual report to shareholders and Form 10-K for fiscal year 2007 are available electronically at www.westsoundbank.com under “Investors”.

How You Can Vote

If you are a shareholder whose shares are registered in your name, you may vote your shares by one of the two following methods:

•	Vote by Internet, by going to the web address http://www.transferonline.com and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

OBTAINING WSB FINANCIAL GROUP’S
CORPORATE GOVERNANCE INFORMATION

The Company’s home page is www.westsoundbank.com. You may go directly to www.westsoundbank.com and select Investors for the following information which is available in print to any shareholder who requests it:

•	Articles of Incorporation of WSB Financial Group, Inc., with amendments

•	Bylaws of WSB Financial Group, Inc., with amendments

•	Board Committee Charters — Audit, Corporate Governance/Nominating, and Compensation Committees

•	Policy Regarding Shareholder Recommendations for Director Candidates

•	Policy Regarding Shareholder Communications with the Board and its Committees

•	WSB Financial Group’s Code of Ethics and Professional Conduct

PROXY STATEMENT

WSB FINANCIAL GROUP, INC.
607 Pacific Avenue
Bremerton, Washington 98337

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 28, 2008

GENERAL MATTERS

The enclosed proxy is solicited on behalf of the Board of Directors, or the Board, of WSB Financial Group, Inc., a Washington corporation (“WSB Financial Group” or the “Company”), for use at the Annual Meeting of Shareholders to be held on Wednesday, May 28, 2008, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 5155 McCormick Woods Drive SW, Port Orchard, Washington 98367. The Company intends to mail this proxy statement and accompanying proxy card on or before April 30, 2008 to all shareholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on the record date of April 16, 2008 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, the Company had outstanding and entitled to vote 5,574,853 shares of common stock.

Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in favor of Proposals 1 and 2.

All votes will be counted by an independent inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of independent accountants. Non-routine matters include actions on stock plans and most amendments to the articles of incorporation.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of the Company at the Company’s principal executive offices, 607 Pacific Avenue, Bremerton, Washington 98337, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation

The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, the Company has retained Transfer Online Inc. to act as a proxy solicitor in conjunction with the meeting. The Company has agreed to pay that firm $685, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Voting Results

The Company intends to announce preliminary voting results at the Annual Meeting and will publish final results in its quarterly report on Form 10-Q for the second quarter of fiscal 2008, which ends on June 30, 2008.

Shareholder Proposals

The deadline for submitting a shareholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2009 annual meeting of shareholders is December 16, 2008. The deadline for submitting a shareholder proposal that is not to be included in such proxy statement and proxy is also December 16, 2008. Any such shareholder proposals must be submitted to the Company’s corporate secretary in writing at 607 Pacific Avenue, Bremerton, Washington 98337.

Code of Ethics

The Company has adopted a code of ethics that applies to all WSB Financial Group employees, including employees of WSB Financial Group’s subsidiaries, as well as each member of the Board. The code of ethics is available at the Company’s website at www.westsoundbank.com under Investors. To date, there have not been any waivers by the Company of the code of ethics. Any amendments to, or waivers under, the code of ethics which are required to be disclosed by the rules of the Securities Exchange Commission (“SEC”) will be disclosed on the Company’s website at www.westsoundbank.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine members and is divided pursuant to our articles of incorporation into three classes. The board of directors recently adopted a resolution limiting the current size of the board to nine persons. Each director is elected for a three year term. Class I directors will be elected in 2008, Class II directors will be elected in 2009 and Class III directors will be elected in 2010. In all cases, the terms of the directors will continue until their respective successors are duly elected. Class I directors nominated for election in 2008 are Messrs. Westfall and Tucker. Mr. Weir has decided to retire from the board. Another director may be appointed by the board to fill his vacancy, to serve until the next annual meeting. Class II directors are Messrs. Christopherson, Cox and our new president and chief executive officer, Terry A. Peterson, who was recently appointed by the Board to fill a vacancy. Class III directors are Messrs. Lamb, McLellan and Reynolds.

Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board. Any director elected in accordance with a vacancy shall hold office for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified.

Three seats on the Board, currently held by Louis J. Weir, Larry C. Westfall and Donald H. Tucker have terms expiring as of the Annual Meeting and two of these directors, Messrs. Westfall and Tucker, will stand for re-election at the Annual Meeting for 3-year terms as nominees proposed by the Board. In addition, Mr. Peterson, a new Class II director will stand for election to a 1-year term.

If a quorum is present, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. The three candidates receiving the highest number of affirmative votes of the shares of common stock entitled to be voted for such directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares of common stock will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

The following table sets forth, for the Company’s directors continuing in office beyond this meeting and the nominees for election at this meeting, information with respect to their ages and background.

	Position with		Director
Name	WSB Financial Group	Age	Since

Directors nominated for election at the 2008 Annual Meeting of Shareholders:
Larry C. Westfall (for a 3-year term)	Vice Chairman of the Board	71	1999
Donald H. Tucker (for a 3-year term)	Director	65	1999
Terry A. Peterson (for a 1-year term)	Director	52	2008
Directors whose terms expire at the 2009 Annual Meeting of Shareholders:
Richard N. Christopherson	Director	65	1999
Donald F. Cox, Jr.	Chairman of the Board	56	2007
Directors whose terms expire at the 2010 Annual Meeting of Shareholders:
James H. Lamb	Director	61	1999
Dean Reynolds	Director	66	1999
Brian B. McLellan	Director	58	1999

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election at this Meeting

Larry C. Westfall, age 71, is vice chairman of the board of directors of WSB Financial Group and Westsound Bank. After 36 years in the banking industry, Mr. Westfall entered semi-retirement in 1997. Prior to semi-retirement, Mr. Westfall was a vice president of Wells Fargo Bank in charge of its branch offices in Silverdale and Bremerton. While semi-retired, Mr. Westfall is a consultant for small businesses. Mr. Westfall is a graduate of San Jose State University in Industrial Relations and of Pacific Coast Banking School.

Donald H. Tucker, age 65, is a director of WSB Financial Group and Westsound Bank. Mr. Tucker is the retired chief executive officer of Kitsap Public Services, Inc., which he left in 1999. Mr. Tucker also manages numerous rental properties in Kitsap County.

Terry A. Peterson, age 52, our new president and chief executive officer, was recently appointed to serve on the boards of directors of WSB Financial Group and Westsound Bank. Mr. Peterson previously served as the president and chief operating officer of Charter Financial Corporation and its subsidiary, Charter Bank, in Bellevue, Washington, prior to its acquisition by Boston Private Financial Corporation in 2007, previously served as their executive vice president and chief credit officer for more than 5 years, and was one of the founders of Charter Bank in 1998.

Directors Whose Terms Continue Until the 2009 Annual Meeting

Donald F. Cox, Jr., age 56, is chairman of the board of directors of WSB Financial Group and Westsound Bank. He is a principal of Cox & Lucy, a public accounting firm in Port Orchard, Washington, and of Pacific Asset

Management L.L.C., a registered investment advisory firm with offices in Port Orchard and Kirkland, Washington, with $250 million of assets under management. Mr. Cox has been in private practice as an accountant since 1976 and is a certified public accountant and registered investment advisor.

Richard N. Christopherson, age 65, is a director of WSB Financial Group and Westsound Bank. Mr. Christopherson is the president of Ace Paving Inc., a privately-held paving contractor in Kitsap County, a position he has held since 1984. Mr. Christopherson additionally holds the title of managing partner of Samsons Rentals, an equipment rental company, and Five C’s, a land and real estate holdings company. Mr. Christopherson holds degrees from Olympic College and Pacific Lutheran University.

Directors Whose Terms Continue Until the 2010 Annual Meeting

James H. Lamb, age 61, is a director of WSB Financial Group and Westsound Bank. Mr. Lamb is a retired U.S. Navy supply corps officer who owned and managed Lamb’s Office Supply in Bremerton, a re-seller of office products until 1999 when he sold his business and retired. Mr. Lamb has degrees in Finance and Marketing from the University of Washington.

Brian B. McLellan, age 58, is a director of WSB Financial Group and Westsound Bank. Mr. McLellan is the president of B.H.C.M. LLC, a land development company he started in 2001. In addition, Mr. McLellan is associated with Windermere Real Estate in Belfair, Washington.

Dean Reynolds, age 66, is a director of WSB Financial Group and Westsound Bank. Mr. Reynolds is the manager of T.T.I.C., LLC, a thermoplastics coating company in Monroe, WA, a position he has held since 1999. Mr. Reynolds is also a member of Teal Lake Center LLC in Port Ludlow, Washington.

Required Vote and Board Recommendation

If a quorum is present and voting, the three nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

Board Committees, Meetings and Attendance

During the fiscal year ended December 31, 2007, the Board held sixteen meetings. The Board currently has an Audit Committee, a Compensation Committee, and a Corporate Governance/Nominating Committee. Committee assignments are re-evaluated annually and approved by the Board at its annual meeting that follows the annual meeting of shareholders in April or May of each year.

The Audit Committee.  During the fiscal year ended December 31, 2007, the Audit Committee met each month with the Company’s management to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and engage the independent accountants, assess the adequacy of the Company’s staff, management performance and procedures in connection with financial controls and receive and consider comments as to internal controls. The Audit Committee meets at least quarterly with the Company’s independent accountants. The Audit Committee acts pursuant to a written charter adopted by the Board. The charter is available on the Company’s website at www.westsoundbank.com, select “Investors” and then view corporate documents. In fiscal 2007, the Audit Committee was composed of Messrs. Westfall (Committee Chair), Lamb, McLellan, Cox, and Tucker. Mr. McLellan resigned from the Committee effective March 31, 2008. The Audit Committee met fourteen times during the 2007 fiscal year. The Board has determined that Mr. Cox is an audit committee financial expert as defined by SEC rules. All of the members of the current Audit Committee are independent directors within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. (“NASD”) and SEC Rule 10A-3(b)(1)(ii).

The Compensation Committee.  The Compensation Committee makes recommendations concerning salaries, bonuses and incentive compensation and administers the Company’s 1999 Incentive Stock Option Plan, or the

“Stock Option Plan,” and otherwise determines compensation levels for the chief executive officer, the named executive officers (as listed in the Summary Compensation Table), the directors and other key employees and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee acts pursuant to a written charter adopted by the Board. The charter is available on the Company’s website at www.westsoundbank.com, select “Investors” and then view corporate documents. In fiscal 2007, the Compensation Committee was composed of Messrs. McLellan (Committee Chair), Christopherson and Westfall. The Compensation Committee met twice during the 2007 fiscal year. All of the members of the current Compensation Committee are independent directors within the meaning of Rule 4200 of the NASD and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to the Company. The Committee also reviews and evaluates the effectiveness of the Company’s executive development and succession planning processes, and provides active leadership and oversight with respect to these processes. In addition, the Committee evaluates and recommends nominees for membership on the Company’s Board and its committees. The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board. The charter is available on the Company’s website at www.westsoundbank.com, select “Investors” and then view corporate documents. In fiscal 2007, the Corporate Governance/Nominating Committee was composed of Messrs. Westfall (Committee Chair) Lamb, McLellan and Cox. The Corporate Governance/Nominating Committee met twice during the 2007 fiscal year. All of the members of the Corporate Governance/Nominating Committee are independent directors within the meaning of Rule 4200 of the NASD.

During the fiscal year ended December 31, 2007, each Board member attended at least 75% of the aggregate of the meetings of the Board, and of the committees on which he served, held during the period for which he was a Board or Committee member, respectively.

Director Nominations

The Company’s bylaws contain provisions which address the process by which a shareholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of shareholders. The Board has also adopted a formal policy concerning shareholder recommendations of Board candidates to the Corporate Governance/Nominating Committee. This policy is available on the Company’s website at www.westsoundbank.com, select “Investors” and then view corporate documents. To recommend a nominee for election to the Board, a shareholder must submit his or her recommendation to the corporate secretary at the Company’s corporate offices at 607 Pacific Avenue, Bremerton, Washington 98337. A shareholder’s recommendation must be received by the Company prior to the date set forth above under “General Matters — Shareholder Proposals.” A shareholder’s recommendation must be accompanied by the information with respect to shareholder nominees as specified in the bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing shareholder’s name and address and the number of shares beneficially owned by the shareholder. The proposing shareholder must also provide evidence of owning the requisite shares of Company stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Corporate Governance/Nominating Committee recommended candidates.

In evaluating director nominees, the Corporate Governance/Nominating Committee considers the following factors:

•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in banking, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices; and

•	the nominee’s other commitments, including the other boards on which a nominee serves.

Other than the foregoing there are no stated minimum criteria for director nominees, although the Corporate Governance/Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Corporate Governance/Nominating Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NASD rules. The Corporate Governance/Nominating Committee also believes it is in the shareholders’ best interest for certain key members of the Company’s management to participate as members of the Board.

The Corporate Governance/Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Corporate Governance/Nominating Committee or the Board decides not to re-nominate a member for re-election, the Corporate Governance/Nominating Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Corporate Governance/Nominating Committee and Board are polled for suggestions as to individuals meeting the criteria of the Corporate Governance/Nominating Committee. Research may also be performed to identify qualified individuals.

Communications with Directors

The Company has adopted a formal process for shareholder communications with the Board, its Policy Regarding Shareholder Communications with the Board and its Committees. This process is also set forth with respect to nomination of directors in the Company’s Policy Regarding Shareholder Recommendations for Director Candidates. Shareholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]
WSB Financial Group, Inc.
Attn: Corporate Secretary
607 Pacific Avenue
Bremerton, WA 98337

The Company’s corporate secretary logs all such communications and forwards those not deemed frivolous, threatening or otherwise inappropriate to the chair of the Corporate Governance/Nominating Committee for distribution.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Company’s Code of Ethics and Professional Conduct, which is also available on the Company’s website noted above.

Director Independence

The Board of Directors has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. In determining whether a material relationship exists, the Board considers, for example, the sales or charitable contributions between WSB Financial Group and an entity with which a director is affiliated (as an executive officer, partner or substantial shareholder) and whether a director is a current or former employee of the Company. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the NASDAQ Stock Market, LLC as in effect from time to time. The Corporate Governance/Nominating Committee reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

The Board has determined that all of the members of the Board are “independent directors” within the meaning of Rule 4200 of the NASD, except Mr. Weir. Louis C. Weir is not considered independent because the Company leases its Silverdale branch from Mr. Weir and his wife. See “Certain Transactions.”

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and the Board has directed that management submit the selection of independent registered public accountants for ratification by the shareholders at the Annual Meeting. Moss Adams LLP has audited the Company’s consolidated financial statements since December 31, 2004. Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of Moss Adams LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees for Professional Services

The following table presents fees for professional services rendered by Moss Adams LLP for the years ended December 31, 2007 and December 31, 2006.

	Fiscal 2007	Fiscal 2006

Audit Fees(1)	$227,200	$254,000
Audit-Related Fees	$1,150	—
Tax Fees	$2,400	$6,000
Other Fees(2)		$325

Total	$230,750	$260,325

(1)	Audit Fees consist of fees billed to the Company for professional services rendered by Moss Adams LLP in connection with the audit of the financial statements and with the Form S-1 and Form S-8 registration statements.

(2)	Other Fees were for assistance with quarterly estimated tax payments.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax fees, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of services is necessary. The independent accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the registered public accounting firm, in accordance with this pre-approval delegation, and the fees for the services performed to date. None of the fees paid to the registered public accounting firm during fiscal 2007 and 2006, were approved by the Audit Committee after services were rendered.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Other Matters

Except for the election of three directors and the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the current fiscal year, the Board of Directors does not intend to bring any other matters to be voted on at the meeting. The Board is not currently aware of any other matters that will be presented by others for action at the meeting.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 16, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers of the Company named in the Summary Compensation Table under “Compensation of Executive Officers”; (iii) all executive officers and directors of the Company as a group; and (iii) beneficial owners of more than 5% of its common stock.

		Percentage of
	Number of Shares	Shares Beneficially
Name of Beneficial Owner(s)	Beneficially Owned	Owned(1)

Directors and Named Executive Officers:
Terry A. Peterson(2)	31,800	*
David K. Johnson(3)	136,366	2.15
Mark D. Freeman(4)	23,924	*
Brett T. Green	69,214	1.09
Veronica R. Colburn-Currier(5)	41,848	*
Brent A. Stenman(6)	13,539	*
Robin A. Seelye(7)	3,000	*
Charles L. Turner(8)	2,800	*
Louis J. Weir(9)	397,539	6.28
Larry C. Westfall(10)	136,738	2.16
Richard N. Christopherson(11)	189,187	2.99
Donald F. Cox, Jr.	5,500	*
James H. Lamb(12)	161,054	2.54
Brian B. McLellan(13)	138,870	2.19
Dean Reynolds(14)	257,906	4.08
Donald H. Tucker(15)	155,782	2.46
All Directors and Executive Officers as a Group (16 people):	1,765,067	27.89

*	Represents beneficial ownership of less than 1%.

(1)	This table is based upon information supplied by current officers and directors and to our knowledge. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 5,574,853 shares outstanding on April 16, 2008, adjusted as required by rules promulgated by the SEC.

(2)	Mr. Peterson, our new president and chief executive officer, joined the Company on April 15, 2008.

(3)	Includes 44,229 shares issuable to Mr. Johnson, former president and chief executive officer, upon the exercise of options that are exercisable within 60 days. Mr. Johnson resigned his position effective March 7, 2008.

(4)	Includes 19,042 shares issuable to Mr. Freeman, upon the exercise of options that are exercisable within 60 days.

(5)	Includes 16,587 shares issuable to Ms. Colburn-Currier, upon the exercise of options that are exercisable within 60 days.

(6)	Includes 11,672 shares issuable to Mr. Stenman, upon the exercise of options that are exercisable within 60 days.

(7)	Includes 3,000 shares issuable to Ms. Seelye, upon the exercise of options that are exercisable within 60 days.

(8)	Includes 1,800 shares issuable to Mr. Turner, upon the exercise of options that are exercisable within 60 days.

(9)	Includes 49,143 shares issuable to Mr. Weir, upon the exercise of options that are exercisable within 60 days. He has informed the Company that he pledged 90,000 of his shares to secure a loan.

(10)	Includes 98,286 shares issuable to Mr. Westfall, upon the exercise of options that are exercisable within 60 days.

(11)	Includes 104,429 shares issuable to Mr. Christopherson, upon the exercise of options that are exercisable within 60 days and 51,300 shares held by Five C’s Partnership, of which he is the managing partner and a 25% owner with his siblings.

(12)	Includes 104,429 shares issuable to Mr. Lamb, upon the exercise of options that are exercisable within 60 days.

(13)	Includes 104,429 shares issuable to Mr. McLellan, upon the exercise of options that are exercisable within 60 days.

(14)	Includes 104,429 shares issuable to Mr. Reynolds, upon the exercise of options that are exercisable within 60 days. He has informed the Company that he pledged 40,000 of his shares to secure a loan.

(15)	Includes 92,143 shares issuable to Mr. Tucker, upon the exercise of options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements were complied with except the following inadvertent late filings: Ms. Seelye was late in reporting a grant of 15,000 options on January 16, 2007; Mr. Cox was late in filing his initial Form 3, disclosing that he owned no shares of WSB Financial Group, Inc.; and Mr. Westfall was five business days late in disclosing the disposal of 225 shares representing a pro rata sale of a portion of his individual retirement account by prior election.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the WSB Financial Group executive officers identified in the Summary Compensation Table (the “named executive officers”). As more fully described below, the Compensation Committee of the Board (referred to in this Compensation Discussion and Analysis as the “Compensation Committee” or the “Committee”) makes all decisions for the total direct compensation — that is, the base salary, bonuses and incentives, and stock options — of the Company’s executive officers, including the named executive officers. The Committee’s recommendations for the total direct compensation of the Company’s chief executive officer, or CEO, are subject to approval of the Board of Directors.

The day-to-day design and administration of retirement, savings, health, welfare and paid time-off plans and policies applicable to employees in general are handled by the Company’s Human Resources, and Finance employees. The Committee (or Board) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Role of the Compensation Committee

Purpose.  The Compensation Committee assists the Board in fulfilling its responsibilities for administering the Company’s compensation program offered to the Company’s officers and non-employee directors.

Outside Consultants and Advisors.  The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During fiscal year 2007, the Committee did not engage consultants to advise it on compensation matters; however, the Committee did rely on industry compensation data provided by Moss Adams LLP and the Independent Community Bankers of America.

Committee Meetings.  Each year, the Committee develops a calendar-year annual schedule and agenda plan for the coming year. The meeting dates for the year are established and the Committee chair and management identify agenda topics for each meeting. The chair reports the Committee’s actions and recommendations to the full Board following each Committee meeting. The Committee held two formal meetings during fiscal year 2007; each meeting included an executive session during which only the independent directors were present.

Compensation Program Objectives and Philosophy

The Committee reviews, discusses, and articulates its objectives and philosophy regarding the compensation program for the executive officers and for all other employees. During these discussions, the Committee and management reviewed the Company’s objectives, strategy, growth, employee demographics, anticipated needs, competitive practices, culture and values. The Company’s principal objectives and philosophy are to design compensation programs that align with shareholders’ interests, help accomplish business objectives, reward performance, and are externally competitive and internally equitable. Management and the Committee believe it is a good governance practice to review the Company’s compensation program objectives and philosophy on a regular basis, and did so again at the Committee’s March 14, 2008 meeting.

Guiding Principles.  The principles that guide the design of WSB Financial Group’s compensation program include:

1. Provide total direct compensation and incentive programs that are externally competitive and internally equitable. The Company will compensate competitively with the practices of other banks and financial institutions in the region.

2. Use a total direct compensation perspective in designing programs and conducting competitive analyses.

3. The primary goals of the compensation program are to:

a. Successfully attract and retain the employees that WSB Financial Group needs to execute its business strategy and achieve its long-term objectives;

b. Motivate, engage and reward employees who contribute to WSB Financial Group’s strategic and operational goals (i.e., pay-for-performance); and

c. Provide shareholders with a superior rate of return.

Rewards Objectives.  The Company designed the compensation program to reward individual and company performance with both cash and equity.

1. The total cash component of WSB Financial Group’s compensation program includes both fixed (annual salary) and variable (cash bonus or sales incentive) elements:

a. Merit increases to base salary reward and recognize employees for successfully fulfilling their roles and responsibilities and the incremental value of their experience, knowledge, expertise and skills acquired and developed during employment with WSB Financial Group.

b. Cash bonuses reward and recognize employees for their individual contributions to business goals and objectives during the fiscal year, within the context of overall Company performance.

2. The equity component of WSB Financial Group’s compensation program uses stock option grants to reward and recognize employees for their individual contributions to business goals and objectives. These grants also serve as incentives for future performance by motivating and encouraging employees to contribute in ways that positively affect the business strategy and goals, ultimately providing a positive influence on the Company’s stock price. The Company typically grants stock options to employees with a 5-year vesting schedule, which also aids retention.

3. Severance and change-in-control provisions in employment agreements are designed to facilitate the Company’s ability to attract and retain key executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. The severance benefits described below provides benefits to ease an employee’s transition due to an unexpected employment termination by the Company due to on-going changes in the Company’s employment needs. The change-in-control benefits encourage key employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.

The Elements of the Compensation Program

The Company approaches compensation from a compensation program framework that includes cash, equity and benefits.

Total Direct Compensation (TDC).  The TDC is the sum of annual salary plus bonus or sales incentive plus the estimated fair value of equity-based compensation. WSB Financial Group uses this framework to gauge the appropriate total value of cash and equity in making external comparisons and assessing internal fairness. The Actual TDC is the sum of a person’s annual salary plus actual bonus awarded plus the estimated fair value of equity compensation at the time of award. The Target TDC is the sum of a person’s annual salary plus target bonus plus the estimated fair value of equity compensation.

Peer Groups.  To characterize external competitive practices relevant to the CEO and other executive officers, the Committee used data from peer group companies and from the 2007 Moss Adams LLP and Independent Community Bankers of America surveys. To identify appropriate peer group companies, management, and the Committee first mutually developed the following selection criteria:

1. Local labor market and in-market competitors;

2. Banking companies and financial institutions with asset size between $250 Million and $499 Million.

3. Similar pay models and growth experiences (i.e., equity compensation orientation without defined benefit pension plan or significant dividends); and

4. Exclude financially unhealthy and underperforming companies.

The Mix of TDC.  The mix of cash and equity varies by role and responsibility. Variable pay, including cash and equity, increases as a proportion of total pay commensurate with the executive’s role, responsibility, and goals. For the CEO, annual target cash comprises 100% of Westsound’s Target TDC. The “Mix of Total Direct Compensation Elements” table summarizes the cash and equity mix for the Company’s executive officers.

Mix of Target Total Direct Compensation Elements

			Estimated
			Fair Value
			of Equity
	Fixed	Variable Cash	Compensation
	Cash as a %	as a % of	as a % of
Executive	of Target TDC	Target TDC(1)	Target TDC

CEO	100%	0%	0%
Other Named Executive Officers	100%	0%	0%

(1)	No bonuses were paid to executive officers in 2007, other than the bonuses paid to Ms. Seelye and Mr. Turner of $5,000 each in December 2007, because the Company did not meet its revenue and growth targets.

Annual Salary.  The Company pays an annual salary to its employees, including the CEO and other executive officers, as consideration for fulfillment of certain roles and responsibilities. Changes in annual salaries for executive officers are generally effective as of the beginning of the calendar year.

Determining Annual Salary.  Increases to annual salary reflect a reward and recognition for successfully fulfilling the position’s role and responsibilities, the incremental value of the experience, knowledge, expertise and skills the individual acquires and develops during employment with WSB Financial Group, and adjustments to achieve desired cash-to-equity proportions within the Target TDC. Prevailing competitive market practices guide the percentage increases to annual salary. The annual salary for the CEO and the other executive officers is determined in conjunction with setting the TDC. The Committee and management also consider the competitive market for salary alone.

Variable Cash.  The Company may award variable cash bonuses to employees, including the CEO and other executive officers, as a reward and recognition for contributing to the Company’s achievement of specific annual financial goals (revenue and earnings before taxes, or EBT). All employees are eligible for a form of variable cash bonuses, though not all employees actually receive a cash bonus during any given fiscal year.

Determining Cash Bonus Target.  The annual target bonus for the CEO and the other executive officers is determined in conjunction with setting the TDC. The sum of the annual salary and target bonus is set to provide the equity-based compensation leverage the Company desires and consistent with the Company’s compensation program.

No bonuses were paid to executive officers in 2007, other than the bonuses paid to Ms. Seelye and Mr. Turner of $5,000 each in December 2007, because the Company did not meet its revenue and growth targets.

Equity-based Compensation.  The Company may from time to time grant equity-based compensation to key employees, including the CEO and other executive officers, to attract, motivate, engage and retain highly qualified and highly sought-after employees. The Company grants stock options to encourage its key employees to work with a long-term view and think like shareholders. Stock options are inherently performance-based because they deliver value to the option holder only if the value of WSB Financial Group stock increases. Thus, stock options are a potential reward for long-term value creation and serve as an incentive for key employees who remain with the Company to contribute to the overall long-term success of the business.

1.  Equity-based Compensation Strategy.  Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value on grant date. Under the shareholder-approved Stock Option Plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. The Company does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. The Company’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price. All employee stock options granted are exercisable in equal installments on the first, second, third, fourth and fifth anniversaries of the grant date and expire ten years from the grant date.

Because a financial gain from stock options is only possible after the price of WSB Financial Group common stock has increased, the Company believes grants encourage executives to focus on behaviors and initiatives that should lead to an increase in the price of WSB Financial Group common stock, which benefits all WSB Financial Group shareholders.

No Backdating or Spring Loading.  WSB Financial Group does not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. The Company’s options are granted at fair market value on a fixed date or event (such as the first regularly scheduled board meeting after fiscal year-end), with all required approvals obtained on or before the actual grant date. All grants to executive officers require the approval of the Board of Directors.

Prior to the Company’s initial public offering in December 2006, fair market value was determined based on independent appraisals of the common stock for the quarter in which options were granted. Since December 2006, fair market value is determined as the closing price on the grant date. In order to ensure that its exercise price fairly reflects all material information — without regard to whether the information seems positive or negative — where deemed appropriate a grant of options may be contingent upon an assurance by the Company’s legal counsel that the Company is not in possession of material undisclosed information. If the Company is in possession of such information, grants are suspended until the second business day after public dissemination of the information.

2.  Determining the Amount of Equity-Based Awards.  Granting of a stock option award for the CEO and the other executive officers is considered in conjunction with setting the TDC. The Committee and management also consider the competitive market for long-term incentives with the objective of maintaining the CEO’s stock option award, and the other named executive officers’ stock option awards, above the competitive median to provide the equity-based compensation leverage the Company desires consistent with the Company’s compensation program.

The Committee determines the value of equity compensation, if any, awarded to the CEO and the other executive officers at the time of grant. The objective is to award grants that represent competitive value while taking into account the relative performance risk and leverage in WSB Financial Group’s options-only equity structure.

3.  Determining the Timing and Exercise Price of Equity-Based Awards.  The Company considers stock option awards to its officers during the first quarter of each fiscal year. Option awards, if any, are in conjunction with the Committee’s approval of officer’s annual salary for the coming calendar year and cash bonus awards or sales incentives received for prior fiscal year performance. From time-to-time, the Company may assign an officer an expanded role and/or formally promote an officer to a position of greater scope and responsibility. The Committee may consider an equity award, in addition to the annual award, to recognize the expanded scope and role. The grant date for all stock option awards to the officers is the date the Committee met to consider and approve the awards. The exercise price is the closing price on the grant date or if the grant date is not a trading day, then the closing price on the most recently completed trading day prior to the grant.

4.  Option Grant Date Coordination with the Release of Material Non-Public Information.  The option grant date for awards to officers is the date the Committee approves the options awards. The Company engages in a consistent practice and predetermined process for granting annual option awards to executive officers. The Committee establishes the meeting and grant dates in accordance with the Company’s policy, and does not determine these dates based on knowledge of material non-public information or in response to the Company’s stock price.

Benefits

As salaried employees, the named executive officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. Savings plans help employees, especially long-service employees, save and prepare financially for retirement.

WSB Financial Group’s qualified 401(k) plan allows highly compensated employees to contribute up to 15 percent of their base salary, up to the limits imposed by the Internal Revenue Code — $230,000 for 2008 — on a

pre- or after-tax basis. Participants that are 50 years or older can also make “catch-up” contributions which in 2008 may be up to an additional $5,000 above the statutory limit under the plan. Each employee is fully vested in his or her deferred salary contributions. The Company may provide a discretionary match of employee contributions, which vests over 5 years. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time. The 401(k) plan is designed to provide for distributions in a lump sum or in installments after termination of service. However, loans — and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability — are permitted.

Perquisites

The Company’s named executive officers, along with other senior management employees, are provided a limited number of perquisites whose primary purpose is the Company’s desire to minimize distractions from the executives’ attention to important WSB Financial Group initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

WSB Financial Group promotes an egalitarian culture — the Company does not provide its officers or other senior-level executives with preferential parking, separate dining facilities, or other personal benefits. The Company’s senior-level employees are eligible for certain additional perquisites, all of which are listed and quantified in note 8 to the Summary Compensation table on page 18, including automobile use/allowances and club dues.

The Company does not provide the named executive officers with other perquisites such as split-dollar life insurance, reimbursement for legal counseling for personal matters, or tax reimbursement payments. The Company does not provide loans to executive officers, except in the ordinary course of its banking business as permitted by the rules of the SEC.

Separation and Change-in-Control Arrangements

The named executive officers are eligible for the benefits and payments if employment terminates or if there is a change-in-control, as described under “Employment Agreements, Severance and Change-in-Control Provisions” beginning on page 19.

The Company considers it likely that it will take more time for higher-level employees to find new employment, and therefore senior management positions generally are paid severance. Severance benefits also provide an amount measured by previous annual bonuses to recognize the separated employee’s efforts undertaken during the year during the time he or she was employed by the Company. Additional payments may be permitted in some circumstances as a result of negotiations with executives, especially where the Company desires particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms.

Change-in-Control.  The Company entered into employment agreements with change-in-control benefits for its then named executive officers in 2006. The Board adopted the plan as part of its ongoing, periodic review of the Company’s compensation and benefits programs and in recognition of the importance to the Company and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. We believe these change-in-control agreements like ours protect shareholder interests by enhancing employee focus during rumored or actual change-in-control activity through:

•	Incentives to remain with the company despite uncertainties while a transaction is under consideration or pending;

•	Assurance of severance and benefits for terminated employees; and

•	Access to equity component of total compensation after a change-in-control.

WSB Financial Group stock options generally vest upon a change-in-control, as fully described on page 23. The remainder of benefits generally requires a change-in-control, followed by a termination of an executive’s employment. In adopting the so-called “single” trigger treatment for its stock options, the Company considered the practices of its banking peers and that single trigger vesting aids retention of key employees during uncertain times by ensuring that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

Compensation for the CEO and Other Named Executive Officers During Fiscal Year 2007

Determining TDC.  The Committee and management reviewed (at its December 2007 and December 2006 meetings) competitive market data from peer group companies and from independent, third party compensation surveys in which the Company participated at that time. The Committee met in December 2008 to review and approve the total rewards packages for the CEO and the other officers. At this meeting, the Committee reviewed “tally sheets” for the CEO and the other named executive officers. The tally sheets summarized cash and equity-based compensation, compensation deferred in the Company’s 401(k) plan, and benefits and perquisites. The tally sheets also included summaries of the in-the-money value of stock options and the value of directly-held shares, and hypothetical stock option gains.

Determining Annual Salary.  WSB Financial Group pays the annual salary rate for the CEO and the other officers on a calendar year basis. The Committee determines base salaries for other executives officers, including the named executive officers, early every year. The Committee proposes new base salary amounts based on:

•	the evaluation of individual performance and expected future contributions;

•	a review of survey data to ensure competitive compensation against the external market defined as the peer companies; and

•	comparison of the base salaries of the executive officers who report directly to the CEO to ensure internal equity.

In developing the salary recommendations, the Committee considered the competitive market data, internal relationships among certain officer roles, and each officer’s contributions, role, experience and skills. In reviewing the salary surveys of peer groups and other market data, it was agreed that the salaries paid to our named executive officers for fiscal year 2007 remained competitive for the fiscal year 2008 with the exception of Ms. Seelye. The Committee decided to increase Ms. Seelye’s salary to $107,000. Mr. Freeman’s, Ms. Colburn-Currier’s and Mr. Turner’s salaries for fiscal year 2008 will be $175,000, $120,000 and $120,000, respectively. The initial base salary for our new, permanent president and chief executive officer retained April 15, 2008 is $300,000 annually. Other terms of his compensation and employment agreement were disclosed in our current report on Forms 8-K filed with the SEC on April 18, 2008. We believe these salaries are competitive to retain the services of these officers.

Determining Cash Bonus Targets.  The Committee met on March 14, 2008 to discuss Target Cash Bonuses for the named executive officers for 2008. In determining these amounts, the Committee used last year’s financial performance as a major indicator as well as peer data. The Committee recommended and approved that the named executive officers and the new, permanent president and chief executive officer would not have a target cash bonus program for the fiscal year 2008. Financial results for fiscal year 2008 will be reviewed in early 2009 to determine if any bonus program is deemed appropriate next year.

Fiscal Year 2007 Bonus Awards.  In fiscal year 2007, the Company did not meet its pre-determined revenue and growth targets. At its December, 2007 meeting, the Committee assessed the CEO’s and other named executive officers’ performance during the fiscal year. They also discussed the Target Cash Bonus program for the fiscal year 2007. It was recommended and approved by the Committee that no target cash bonuses would be paid for fiscal year 2007. It was also recommended and approved that Mr. Turner and Ms. Seelye be paid a bonus of $5,000 each. The Summary Compensation Table includes the fiscal year 2007 bonus awards for these named executive officers.

Compensation Planning for the CEO and Other Named Executive Officers During Fiscal Year 2008

Determining TDC.  To establish the appropriate 2008 TDC for the CEO and other executive officers, management and the Committee followed a 3-phase process during fiscal year 2007.

1. In the first phase, the Committee reviewed competitive analysis using the 2007 Moss Adams LLP compensation data and the current survey data of the Independent Community Bankers of America that informed management and the Committee of the competitive market for TDC and separately for salary, target and actual bonus awards, and long-term incentives.

2. In the second phase, the Committee discussed the compensation analysis in more detail to analyze various strategies for the mix of target cash vs. equity and different forms of equity. The result is a leveraged compensation program that supports WSB Financial Group’s long-term strategy for increasing core deposits and market share, expanding business and commercial lending activities and diversifying our loan portfolio, and supporting long-term earnings and cash flow growth, balanced with the Company’s shorter-term goals of improving our credit administration and controls and managing loan collections in compliance with the FDIC order, and achieving the annual operating plan.

3. In the third phase, management and the Committee determined appropriate TDC targets (calendar year 2008 salary plus fiscal year 2008 target bonus plus any 2007 stock option award) for each officer, based on the incumbent’s role and responsibilities, contributions to the business, the 2008 financial budget and 2008 regulatory recommendations. With the Target TDC established, the Committee then determined individual annual salary levels and stock option awards within the context of the targeted TDC for each officer, adjusting the stock option awards to reflect management’s and the Committee’s assessment of internal relationships and the relative value the Company places on the incumbents holding these positions.

Target Total Direct Compensation for 2008

			Estimated
	Calendar	Target	Fair Value of	Target Total
	Year 2008	Bonus for FY08	December 2007	Direct
Executive	Salary	Performance	Stock Award	Compensation
	($000s)	($000s)	($000s)	($000s)

Mark D. Freeman	$175,000	$0	—	$175,000
Veronica R. Colburn-Currier	$120,000	$0	—	$120,000
Charles A. Turner	$120,000	$0	—	$120,000
Robin A. Seelye	$107,000	$0	—	$107,000
			—

A. The competitive analysis included the in-the-money value of the officers’ options at certain assumed trading prices of WSB Financial Group common stock.

B. The Committee and management agree that continuing to grant additional stock options to the key officers is appropriate for the following reasons:

1. The peer companies provide long-term incentives to their executives annually, primarily in the form of options, so failure to provide a similar value would not be competitive in the context of WSB Financial Group’s total direct compensation program.

2. Equity grants facilitate executive and employee ownership, which management and the Board regard as important for commitment and motivation.

3. Options retain executive talent through vesting and through potential long-term wealth creation, which would be difficult to duplicate elsewhere.

Tax Considerations/Impact of Accounting and Tax Treatments

In evaluating compensation program alternatives, the Committee will consider the potential impact on WSB Financial Group of Section 162(m) of the Tax Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the named executive officers, excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if (1) compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by shareholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period.

The Committee intends to try to maximize deductibility of compensation under Section 162(m) of the Tax Code to the extent practicable while maintaining a competitive, performance-based compensation program. Tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding deferred compensation and stock options) and are beyond the control of either the Committee or WSB Financial Group. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing transparent compensation programs that meet its stated objectives and fit within the Committee’s guiding principles. WSB Financial Group plans to grant any stock options in a manner that preserves the deductibility of their gains under Section 162(m).

EXECUTIVE COMPENSATION

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2007. The named executive officers are the Company’s chief executive officer, chief financial officer, and five other most highly compensated executive officers (two of whom, Mr. Johnson and Mr. Green, are no longer with the Company) ranked by their total compensation in the table below.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
	Year	Salary	Bonus(1)	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(a)	(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)(j)

David K. Johnson(2)	2007	300,000	0	—	28,673	—	—	5,739	334,412
President and Chief	2006	250,000	225,000	—	31,148	—	—	7,907	514,055
Executive Officer	2005	228,121	150,000	—	25,857	—	—	2,500	406,478
Mark D. Freeman(3)	2007	175,000	0	—	12,720	—	—	12,200	199,920
Executive Vice President of	2006	126,667	100,000	—	12,720	—	—	10,000	249,387
Finance and Operations and	2005	81,859	35,000	—	5,163	—	—	808	122,830
Chief Financial Officer									—
Brett T. Green(4)	2007	305,769	0		0	—	—	0	305,769
Former Executive Vice	2006	300,000	350,000		12,510	—	—	3,666	666,176
President of Sales and Lending	2005	300,000	350,000		6,190	—	—	2,500	659,435
Veronica R. Colburn-Currier	2007	120,000	0	—	11,242	—	—	9,450	140,962
Senior Vice President and	2006	105,000	30,000	—	13,667	—	—	10,000	158,667
Chief Risk Officer	2005	98,000	25,000	—	7,662	—	—	1,250	131,912
Brent A. Stenman(5)	2007	120,000	25,859	—	9,185	—	—	7,616	162,660
Senior Vice President and	2006	105,000	40,875	—	9,185	—	—	10,000	165,060
Commercial Loan Officer	2005	117,200	12,236	—	2,335	—	—	2,874	134,645
Charles L. Turner(6)	2007	108,900	79,192	—	—	—	—	8,830	207,677
Senior Vice President and	2006	38,535	15,108	—		—	—	2,508	56,201
Chief Lending Officer	2005			—		—	—	—
Robin A. Seelye(7)	2007	102,000	5,000	—	—	—	—	6,000	130,959
Senior Vice President	2006	53,538	9,000	—		—	—	2,750	65,288
Operations	2005	—	—	—		—	—	—	—

(1)	Includes bonuses paid or to be paid during the subsequent year but accrued in the year indicated.

(2)	Mr. Johnson left the Company on March 7, 2008.

(3)	Mr. Freeman commenced employment with us on March 7, 2005.

(4)	Mr. Green left the Company on September 20, 2007.

(5)	Mr. Stenman stepped down as chief lending officer on April 16, 2007. His current position is senior vice president and commercial loan officer.

(6)	Mr. Turner commenced employment with us on August 8, 2006. He was named the chief lending officer on June 19, 2007. Mr. Turner earned commission awards ($74,192) from January 1, 2007 through June 18, 2007 as a regional commercial lender. The Compensation Committee awarded Mr. Turner a $5,000 bonus in December, 2007.

(7)	Ms. Seelye commenced employment with us on May 29, 2006. The Compensation Committee awarded Ms. Seelye a $5,000 bonus in December 2007.

(8)	See All Other Compensation chart below for amounts, which include perquisites and Company match on employee contributions to the Company’s 401(k) plan.

			401(k) Plan
	Automobile		Company
Name	Use/Allowance	Club Dues	Match	Total ($)

David K. Johnson	$1,384	$4,355	$0	$5,739
Mark D. Freeman	$7,200	—	$5,000	12,200
Brett T. Green	—	—	—	—
Veronica R. Colburn-Currier	$7,200	—	$2,250	9,450
Brent A. Stenman	$2,400	—	5,216	7,616
Charles L. Turner	$3,097	—	$5,733	8,830
Robin A. Seelye	$6,000	—	$0	6,000

				$42,219

A group life insurance policy is offered to all employees as part of our group benefit plans. There are no other life insurance policies issued on our executive officers, except bank-owned life insurance, or BOLI, policies on Mr. Johnson and Mr. Freeman. Westsound Bank is the owner and beneficiary of these policies.

Stock Option Grants in Last Fiscal Year

The following table shows the stock options granted to our named executive officers in fiscal 2007:

Grants Of Plan-Based Awards

								All Other	All Other
								Stock	Option	Exercise
								Awards:	Awards:	or Base	Grant
								Number of	Number of	Price of	Date Fair
								Shares of	Securities	Option	Value of
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock or	Underlying	Awards	Stock and
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Sh)	Option
Name(a)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(i)	(#)(j)	(k)	Awards(l)

David K. Johnson	—	—	—	—	—	—	—	—	—	—	—
Mark D. Freeman	—	—	—	—	—	—	—	—	—	—	—
Brett T. Green	—	—	—	—	—	—	—	—	—	—	—
Veronica R Colburn-Currier	—	—	—	—	—	—	—	—	—	—	—
Brent A. Stenman	—	—	—	—	—	—	—	—	—	—	—
Charles L. Turner	1/16/07	—	—	—	—	—	—	—	9,000	$19.00	$171,000
Robin A. Seelye	1/16/07	—	—	—	—	—	—	—	15,000	$19.00	$285,000

(1)	Options allow the grantee to purchase a share of WSB Financial Group common stock for the fair market value of a share of common stock on the grant date. Options granted generally vest and become exercisable in equal installments (subject to rounding) on the first, second, third, fourth and fifth anniversaries of their grants, and have ten year terms.

Column (1) represents the aggregate FAS 123(R) values of options granted during the year. The per-option FAS 123(R) grant date value was $19.00 each for all options. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123(R) value.

Outstanding Equity awards at Fiscal Year-End

The following table shows the number of shares of common stock subject to exercisable and unexercisable stock options held by our named executive officers as of December 31, 2007.

Outstanding Equity Awards At Fiscal Year-End

	Option awards					Stock awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
			Equity in					Awards:	or Payout
			Incentive					Number of	Value of
			Plan Awards:					Unearned	Unearned
	Number of	Number of	Number of			Number of	Market	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Value of	Units	Units or
	Underlying	Underlying	Underlying			Units of	Shares or	or Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Option	Have Not	Stock That	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Have Not	Vested	Vested
Name(a)	(b)	(c)	(#)(d)	($)(e)	Date(f)	(#)(g)	Vested ($)(h)	(#)(i)	($)(j)

David K. Johnson	12,286	0	N/A	3.2558	3/31/2011	—	—	—	—
	4,914	0		3.2558	11/11/2012
	7,372	12,286		6.8372	3/17/2014
	9,229	14,743		7.5697	3/14/2015
	9,829	14,473		10.7848	12/19/2015
Mark D. Freeman	8,600	12,900	N/A	7.5697	3/14/2015	—	—	—	—
	6,143	9,214		10.7848	12/19/2015	—	—	—	—
Brett T. Green(2)	—	—	—	—	—	—	—	—	—
Veronica R. Colburn-Currier	3,072	0		3.2558	11/18/2011	—	—	—	—
	2,457	1,229		5.2093	7/7/2013
	2,457	4,914		6.8372	3/17/2014
	6,143	9,214	N/A	10.7848	12/19/2015
Brent A. Stenman	3,686	5,529	N/A	7.5697	3/14/2015	—	—	—	—
	6,143	9,214		10.7848	12/19/2015
Charles L. Turner	0	9,000	N/A	19.0000	01/16/2017	—	—	—	—
Robin A. Seelye	0	15,000	N/A	19.0000	01/16/2017	—	—	—	—

(1)	Options granted generally vest and become exercisable in equal installments (subject to rounding) on the first, second, third, fourth and fifth anniversaries of their grants, and expire on the date shown in column (f), which is the day before the tenth anniversary of their grant.
(2)	Mr. Green’s options terminated as of December 20, 2007.

The number of shares of WSB Financial Group common stock acquired by our named executive officers during 2007 upon the exercise of options was zero ($0).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Company’s Compensation Committee are, or have been in the last five years, an employee or officer of the Company. During fiscal 2007, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2007, none of the Company’s executive officers served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

Employment Agreements, Severance and Change-in-Control Provisions

Employment Agreements In August 2006, we entered into employment agreements with several named executive officers at the time, including David K. Johnson, Mark D. Freeman, Veronica R. Colburn-Currier and Robin A. Seelye. These agreements are for indefinite terms, until terminated by the executives or us. Under these agreements, the executive receives a base salary set by our Board and reviewed by our Compensation Committee each year, and is eligible for an annual bonus in the discretion of our Compensation Committee. If we experience a change-in-control, all of the executives options will vest, and if his or her employment terminates, voluntarily or involuntarily, within 12 months after the change-in-control and he or she executes a separation release, he or she will be entitled to a change-in-control payment equal to two times (for Messrs. Johnson and Freeman and one times for the other named executive officers) of his or her base salary plus bonus before salary deferrals for the 12-month period preceding the change-in-control. If we terminate the executive without cause, other than by reason of a change-in-control, he or she is entitled to salary and benefits accrued through the effective date of the termination, the reimbursement of any expenses and, provided he or she does not compete or solicit employees or customers and executes a separation release, a severance payment equal to two times (for Messrs. Johnson and Freeman and one times for the other named executive officers) his or her base salary plus bonus before salary deferrals for the 12-month period preceding his or her termination of employment, payable in a lump sum or in accordance with our regular payroll schedule. If we terminate the executive with cause he or she is entitled to his or her salary and benefits accrued through the effective date of the termination and the reimbursement of any expenses. Messrs. Johnson and Freeman are prohibited from competing with us or soliciting our employees for two years after termination of their employment if they receive a severance or a change-in-control payment and the other executives are so prohibited for one year.

We recently entered into an employment agreement, which, among other provisions, includes severance and change of control payments, with our new president and chief executive officer, Terry A. Peterson. The terms of his compensation and employment agreement were disclosed in our current report on Form 8-K filed with the SEC on April 18, 2008.

These employment agreements and the payment of any severance or change-in-control amounts under these agreements, are subject to modification or objection by the FDIC, Federal Reserve Bank and Washington Division of Financial Institutions. As a result of the FDIC order and designation by the Federal Reserve Bank of the Bank as being in “troubled condition,” any such payment must be approved by the regulators.

Prior to leaving the Company in March 2008, Mr. Johnson’s employment agreement was replaced by a separation agreement providing for 6 months’ severance pay, subject to regulatory approval which has not been obtained as of the date of this proxy statement.

All other WSB Financial Group employees, including executive officers, are employed “at will” and do not have employment agreements.

Severance and Change-in-Control Provisions.  Except as provided in the employment agreements described above, WSB Financial Group does not have a pre-defined involuntary termination severance plan or policy for employees, including executives. The Company’s practices in such situations may include: (1) salary continuation dependent on the business reason for the termination; (2) lump sum payment based on job level and service with the Company; (3) paid health care coverage and COBRA payments for a limited time; and (4) outplacement services.

The Company’s Stock Option Plan provides that if a change-in-control (as defined in the Stock Option Plan) occurs and an outstanding equity award is not assumed or replaced, the Compensation Committee may terminate the award, effective upon 60 days prior written notice to the optionees.

The table below was prepared as though a change-in-control occurred and the named executive officers’ employment was terminated on December 29, 2007 (the last business day of 2007) using the share price of WSB Financial Group common stock as of that day (both as required by the Securities and Exchange Commission). With those assumptions taken as given, the Company believes the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change-in-control did not occur on December 29, 2007 and the executives were not terminated on that date. There can be no assurance that a change-in-control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

Change-in-Control Payment and Severance Benefit Estimates
December 31, 2007

		Accelerated Vesting of Equity Value
		Incremental						Total (Gross
		Pension			Equity		Parachute	Benefit	Total
	Aggregate	Enhancement			Value in	Welfare	Tax	Without	(Assuming
	Severance	and Retiree	Performance	Restricted	Options	Benefits	Gross-up	Taxable	a Tax Rate
Executive	Pay	Medical	Shares	Stock	Exercised	Continuation	Payment	Consequence)	of 34%)

David K. Johnson(1)	$600,000	—	—	—	$(142,214)	—	—	$457,786	$302,139
Mark D. Freeman	$350,000	—	—	—	$(112,389)	—	—	$237,611	$156,823
Brett T. Green(2)	—	—	—	—	—	—	—	—	—
Veronica R. Colburn-Currier	$120,000	—	—	—	$(72,434)	—	—	$47,566	$31,394
Brent A. Stenman(3)	—	—	—	—	$125,254	—	—	$5,104	$3,369
Charles L. Turner	$125,000	—	—	—	$(118,260)	—	—	$6,740	$4,448
Robin A. Seelye	$110,000	—	—	—	$(197,100)	—	—	$(87,400)	$(57,486)

(1)	Mr. Johnson left the Company on March 7, 2008, and his employment agreement which provided for the change-in-control benefits reported in the table as of December 31, 2007, was replaced by a separation agreement providing for 6 months severance pay of approximately $150,000, subject to regulatory approval which has not been obtained as of the date of this proxy statement.

(2)	Mr. Green left the Company in September, 2007 and his employment agreement terminated.

(3)	Mr. Stenman stepped down as chief lending officer on April 16, 2007 and his employment agreement as such terminated.

General Assumptions:

•	Change-in-control date was December 31, 2007

•	All executives were terminated on change-in-control date.

•	Base amount calculations are based on taxable wages for the years 2002 through 2007 and annualized for the year in which the executive commenced employment with WSB Financial Group (if after 2000).

•	All executives were assumed to be subject to the maximum federal income and other payroll taxes, aggregating to a net combined effective income tax rate of 34%

Equity-based Assumptions:

•	Stock options vested December 31, 2007

•	Stock options that become vested due to the change-in-control are valued using the Black-Scholes option valuation model, based on the following inputs:

•	actual exercise price of each option

•	market value of $5.86 per share

•	expected term and volatility numbers based on WSB Financial Group’s most recent 10-K filing

•	current dividend rate and risk-free rate

1999 Incentive Stock Option Plan

Westsound Bank adopted its 1999 Incentive Stock Option Plan, or the Stock Option Plan, in 1999 which was then adopted by WSB Financial Group upon the completion of the holding company formation transaction in 2005.

The purpose of the Stock Option Plan is to increase ownership interest in WSB Financial Group by employees and directors of the corporation and to provide an incentive to serve as an employee or director of WSB Financial Group. The responsibilities and duties of a particular employee or director are considered when the recipients and terms of the grants are determined.

The Stock Option Plan provides that in the event of a change-in-control of WSB Financial Group or Westsound Bank, all outstanding and unexercised options (i) shall become immediately exercisable, and (ii) such options shall either be assumed by the successor, or parent thereof, or be replaced with a comparable award for the purchase of shares of the capital stock of the successor, except that if such options are not so assumed or replaced, then (iii) the Board of Directors may, in the exercise of its sole discretion, terminate all outstanding options as of a date fixed by the Board which may be sooner than the originally stated option term. The Board shall notify each optionee of such action in writing not less than sixty (60) days prior to the termination date fixed by the Board, and each optionee shall have the right to exercise his or her option to and including said termination date.

The Stock Option Plan provides for incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) for our employees, and non-qualified stock options for directors and any other individuals to whom our Board determines to grant options. While the Stock Option Plan provides that the exercise price of options granted under the plan may be determined by our Board, provided that such price is in no event less than the fair market value (or at least 110% of the fair market value in the case of a grant to an employee owning stock representing more than ten percent of the total voting power of all stock), all incentive stock options, and in fact all options granted to date, have had an exercise price equal to the estimated fair market value of our stock as of the date of grant. No option may have a term of greater than ten years, except that the term of an incentive stock option shall be no more than five years in the case of a grant to an employee owning stock representing more than ten percent of the total voting power of all stock.

All options granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code of 1986, as amended. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock as determined by our Board on the date of the grant.

As of the date hereof, we had options outstanding to purchase a total of 981,243 shares of our common stock under the Stock Option Plan (including options for 100,000 shares recently granted to Mr. Peterson pursuant to his employment agreement) and 276,515 shares available for grant. Our Board of Directors has adopted a policy reserving all remaining option shares available under the plan as of December 31, 2006, or 346,765 shares plus any shares related to any expired or terminated options, for grants to our officers and employees.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

Compensation Committee

Brian B. McLellan
(Chairman)
Richard N. Christopherson
Larry C. Westfall

CERTAIN TRANSACTIONS

We lease our Silverdale Branch offices from Louis J. Weir, who served as a director until the annual meeting. We terminated the lease for our mortgage division’s space in April 2007. The lease for the remaining space is approximately four years, with two five-year extension options. We paid $101,415.99, $139,207, and $133,066 in rent under these leases in 2007, 2006 and 2005, respectively. These leases were approved by a majority of our independent disinterested directors, pursuant to our bylaws and applicable law.

Some of our directors and officers and the business organizations with which they are associated, have been customers of, and have had banking transactions with us, in the ordinary course of our business, and we expect to have such banking transactions in the future. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, in our opinion, these transactions do not involve more than a normal risk of collectibility or present other unfavorable features.

Policy and Procedures for Approval of Related Party Transactions

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our shareholders. Therefore, our Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or (3) loans made by Westsound Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Company’s chief financial officer and may be consummated or may continue only (i) if the Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by our Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Audit Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of Westsound Financial Group.

The policy was formalized and adopted in March, 2007. All related party transactions since January 1, 2006 which were required to be reported in this proxy statement were approved by either the disinterested members of the Board of Directors or the Audit Committee.

COMPENSATION OF DIRECTORS

Only non-employee directors receive director fees. During fiscal 2007, each non-employee director received the following compensation for regularly scheduled meetings:

•	A Board committee meeting fee of $1,000 for each Board meeting attended;

•	A Board committee meeting fee of $700 for each Audit Committee meeting attended (including attendance by telephone);

•	A Board committee meeting fee of $600 for each Compensation Committee meeting attended (including attendance by telephone);

•	A Board committee meeting fee of $600 for each Corporate Governance/Nominating Committee meeting attended (including attendance by telephone);

•	A Board committee meeting fee of $700 for each Directors Loan Committee meeting attended; and

•	A Board committee meeting fee of $600 for each Asset/Liability Committee meeting attended (including attendance by telephone).

Effective January 1, 2008, non-employee directors also receive fees for attending special meetings of the Board and its committees, which are 50% of the fees specified above for regularly scheduled meetings.

As described more fully below, the following table summarizes the annual cash compensation for the Company’s non-employee directors for the fiscal year ended December 31, 2007.

	Director Compensation
					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(a)	Cash ($)(b)	($)(c)	($)(d)	($)(e)	Earnings(f)	($)(g)	($)(h)

Richard N. Christopherson	$20,000	—	—	—	—	—	$20,000
Donald F. Cox, Jr.	$23,900	—	—	—	—	—	$23,900
James H. Lamb	$28,700	—	—	—	—	—	$28,700
Brian B. McLellan	$28,700	—	—	—	—	—	$28,700
Dean Reynolds	$57,500	—	—	—	—	$49,817	$107,317
Donald H. Tucker	$23,000	—	—	—	—	—	$23,000
Louis J. Weir	$44,300	—	—	—	—	—	$44,300
Larry C. Westfall	$60,100	—	—	—	—	—	$60,100

Other.  The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel and accident and directors’ and officers’ indemnity insurance policies.

A comparison of the non-employee director compensation programs adopted by our Corporate Governance/Nominating Committee during fiscal years 2008 and 2007 is shown in the table below. A director, who is a Company employee, does not receive any compensation for service as a director.

Non-Employee Director Compensation Program

Component	2008	2007

Board Service
Monthly Retainer (Board Chairman only)	$750	n/a
Meeting Fee	$1,000	$1,000
Committee Service
Monthly Retainer (Audit Chair Only)	$750	n/a
Audit Committee	$700	$700
Directors Loan Committee	$700	$700
Other Committees	$600	$600
Compliance Committee	$500	n/a

Effective January 1, 2008, non-employee directors also receive fees for attending special meetings of the Board and its committees, which are 50% of the fees specified above for regularly scheduled meetings.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to WSB Financial Group’s audited financial statements for the fiscal year ended December 31, 2007.

The Audit Committee, comprised of independent directors, including one member determined to be a financial expert as defined by the rules of the Securities and Exchange Commission, or SEC, met with the independent registered public accounting firm (the independent auditors) and management to assure that all were carrying out their respective responsibilities. The independent auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Moss Adams LLP, the Company’s independent accountants. Management is responsible for the preparation, presentation and integrity of WSB Financial Group’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Moss Adams LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Company no longer retains its own internal auditors, having decided instead to outsource this function to independent third-party audit firms. The Audit Committee selects and engages reputable, nationally known firms after the Committee reviews and approves the internal risk assessment and fiscal year audit plan, considering the level of risk each area of the bank poses. The Committee determines the scope of the scheduled audits. The selected firms report directly to the Committee and discuss or present audit activity in meetings held at least quarterly throughout the year. The Committee and/or full Board of Directors receives updates via tracking models from management on a regular basis, including discussion of audit results, correction remedies, assessment of internal controls and risks of fraud.

The Audit Committee has discussed with Moss Adams LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, Moss Adams LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Moss Adams LLP and received a letter confirming their firm’s independence.

The Audit Committee discussed with Moss Adams LLP matters pertaining to the material weaknesses, significant deficiencies and general internal control deficiencies reported in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2007. It was noted that the Company had a material weakness of lack of adequate and effective controls in credit administration, underwriting, and monitoring to ensure the Company maintained sound lending practices and adequate reserves for loan losses. Moss LLP also discussed a significant deficiency of lack of adequate and effective controls related to the timely valuation of Other Real Estate Owned, or OREO.

Finally, the Audit Committee discussed with Moss Adams the FDIC order, the Federal Reserve Bank’s notice designating Westsound Bank as being in “troubled condition,” the other regulatory actions and pending litigation matters reported in Form 10-K.

Based on its review of the consolidated financial statements and discussions with management and Moss Adams LLP referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in WSB Financial Group’s Annual Report on Form 10-K for fiscal year 2007, for filing with the SEC.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by WSB Financial Group’s independent registered public accounting firm, Moss Adams LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm — Fees for Professional Services” for more information regarding fees paid to Moss Adams LLP for services.

Audit Committee

Larry C. Westfall
(Chairman)
Donald F. Cox, Jr.
James H. Lamb
Donald H. Tucker

OTHER INFORMATION

Availability of Annual Report

The 2007 Annual Report of the Company was mailed to shareholders with this proxy statement. The Company will furnish to shareholders without charge a copy of its annual report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, upon receipt of written request addressed to Investor Relations, Westsound Bank, 607 Pacific Avenue, Bremerton, WA 98337.

Electronic Availability of Proxy Materials for 2008 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 28, 2008. This proxy statement, and WSB Financial Group’s annual report to shareholders and Form 10-K for fiscal 2007 are available electronically at www.westsoundbank.com under “Investors”.

Electronic Delivery of Future Proxy Materials

We strongly encourage you to elect to receive future proxy materials electronically in order to conserve natural resources and to help us reduce printing costs and postage fees. With electronic delivery, you will be notified via e-mail as soon as the proxy materials are available on the Internet, and you can submit your votes online. To sign up for electronic delivery:

1. go to our website at www.westsoundbank.com;

2. click on the box, “Electronic Proxy”; and

3. follow the directions provided to complete your enrollment.

Once you enroll for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your enrollment.

No Incorporation by Reference

In WSB Financial Group’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Compensation Committee” and the “Report of the Audit Committee” contained in this proxy statement are not incorporated by reference into any other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

By Order of the Board of Directors

Donald F. Cox, Jr.
Chairman of the Board
April 30, 2008

PROXY	WSB FINANCIAL GROUP, INC.	PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2008

The undersigned hereby appoints Mark D. Freeman and Veronica R. Colburn-Currier and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of WSB Financial Group, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 5155 McCormick Woods Drive SW, Port Orchard, Washington 98367, on Wednesday, May 28, 2008 at 10:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors.

YOUR VOTE IS IMPORTANT. If you will not be voting by the Internet, you are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)

WSB FINANCIAL GROUP, INC. 607 PACIFIC AVENUE BREMERTON, WA 98337	VOTE BY INTERNET — www.transferonline.com. Have the proxy card ready when you access the simple instructions that appear on your computer screen.
VOTE BY MAIL — Mark, sign, and date this proxy card and return it in the postage-paid envelope we have provided.
The Internet voting facility will close at 11:59 p.m. Eastern Standard Time on May 13, 2008.
IF YOU HAVE VOTED OVER THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETATCH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WSB FINANCIAL GROUP, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1-2:

1. To elect three Directors	For All O	Withhold All O	Exceptions O	To withhold authority to vote for any individual nominee mark the “Exceptions” box and write the number(s) of the nominee(s) on the line below.
Terry A. Peterson Larry C. Westfall Donald H. Tucker
2. To ratify the selection of Moss Adams LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2008	For All O	Withhold All O	Abstain O

Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons, each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Signature Date	Signature (Joint Owners) Date